UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2026

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38892	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Stewart Avenue, Suite 301

Garden City, NY 11530

(Address of Principal Executive Offices and Zip Code)

(516) 665-8200

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The description in Item 5.02 below, as it relates to the terms and conditions of the Separation and Release of Claims Agreement with Mr. Lisi, a copy of which is filed herewith as Exhibit 10.1, is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On March 26, 2026, Mr. Steven A. Lisi notified the board of directors (“Board”) of Beyond Air, Inc. (“Beyond Air” or the “Company”) of his resignation as the Company’s Chief Executive Officer (“CEO”) and as Director of the Board and from all his positions with the Company and its subsidiaries, effective March 27, 2026. Mr. Lisi’s resignation is not the result of any disagreement with the Company or its Board or any matter relating to the Company’s operations, policies, or practices.

On March 27, 2026, The Company executed a Separation and Release of Claims Agreement with Mr. Lisi (“Release Agreement”). The Release Agreement contains customary protections, including a general release of claims by Mr. Lisi in favor of the Company and certain other related parties. The Agreement will only go effective after the Revocation Period (which is seven business days from March 27, 2026, and excluding such date) has expired. Pursuant to the terms of the Release Agreement, after the Revocation Period, the Company shall be obligated to pay Mr. Lisi $650,000 separation pay (representing Mr. Lisi’s base salary as of date of separation) in the form of compensation continuation over 12 months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings. The Company shall also pay Mr. Lisi COBRA premiums for 12 months, as more specifically described in the Release Agreement. All unvested options and all unvested stock restriction unit awards held by Mr. Lisi as of March 27, 2026, shall be accelerated and shall immediately vest, and shall continue to remain exercisable for twenty-four (24) months from March 27, 2026.

The foregoing description of the Release Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the Release Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Board, by a unanimous vote, appointed Robert Goodman to serve as CEO of the Company, effective March 27, 2026. Mr. Goodman was appointed as a director of the Company on June 16, 2025. Mr. Goodman has also served as Chief Commercial Officer since November 2025. He brings over 25 years of experience in sales strategy, go-to-market execution, strategic partnerships and growth management. He has been instrumental in shaping the Company’s recent commercial approach and is widely recognized for his ability to expand market penetration and accelerate product adoption in competitive healthcare sectors. Prior to joining Beyond Air, Mr. Goodman served as Chief Commercial Officer at WEP Clinical from 2023 to 2024, and ActiGraph from 2022 to 2023, where he led global commercial operations and go to market execution. Earlier in his career, he spent more than nine years at BioTelemetry, Inc. (acquired by Royal Philips), including as Division President and Business Head of BioTel Care and Alliance from and Senior Vice President of Global Sales and Marketing at BioTel Research, helping scale multiple businesses through periods of accelerated growth and strategic transformation. He previously held senior leadership roles at Cardiocore (acquired by BioTelemetry), Thermo Fisher Scientific, and Pfizer, where he spent 15 years in progressively senior commercial positions. Mr. Goodman currently serves on the board of Fourth Frontier. He is a retired U.S. Army officer and holds a B.S. degree from Norwich University.

The Company has not yet entered into an employment agreement or made other compensation arrangements with Mr. Goodman at this time. As of the date of filing of this Current Report on Form 8-K, no material changes to Mr. Goodman’s existing compensation arrangements have been made in connection with his appointment as Chief Executive Officer. The Company intends to promptly begin negotiations with Mr. Goodman with respect to his employment and will disclose any such agreement or arrangements in a subsequent report with the SEC.

There are no family relationships between Mr. Goodman and any director or executive officer of the Company, and there are no transactions between Mr. Goodman and the Company that require disclosure pursuant to Item 404 of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On March 26, 2026, the Company issued a press release announcing the CEO transition and appointment of new CEO described in this Current Report on Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item	9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation and Release of Claims Agreement by and between the Company and Steven A. Lisi dated March 27, 2026.
99.1	Press Release dated March 26, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, Inc.

Date: April 1, 2026	By:	/s/ Daniel Moorehead
	Name:	Daniel Moorhead
	Title	Chief Financial Officer